Exhibit 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


As independent certified public accountants, we hereby consent to the use in this Registration Statement of Torrent Energy Corporation on Form SB-2 of our report, which includes an explanatory paragraph regarding the substantial doubt about Torrent Energy Corporation's ability to continue as a going concern, dated April 7, 2004, relating to the financial statements of Torrent Energy Corporation and to the reference to our firm under the caption "Experts" appearing in the Form SB-2.


/s/ MOORE STEPHENS ELLIS FOSTER LTD.

Vancouver, British Columbia, Canada
November 18, 2004